EXHIBIT 99.1

Two River Bancorp Reports Record Earnings for 2013

  Net income to common shareholders increases 12.2% over 2012
  Net interest margin remains strong at 3.84% for the year
  Core checking deposits increase $36.2 million, or 17.5%, year-over-year

TINTON FALLS, N.J., Jan. 28, 2014 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB), (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced consolidated earnings for the quarter and twelve months ended December 31, 2013.

For the quarter ended December 31, 2013, the Company reported record net income available to common shareholders of $1.4 million, or $0.17 per diluted share, compared to $1.1 million, or $0.14 per diluted share, for the same period in 2012, an increase of $274,000, or 24.7%. On a linked quarter basis, fourth quarter 2013 net income available to common shareholders increased $70,000, or 5.3%, from third quarter 2013 results. For the twelve months ended December 31, 2013, the Company reported record net income available to common shareholders of $4.9 million, or $0.60 per diluted share, an increase of $531,000, or 12.2%, over the $4.4 million, or $0.54 per diluted share, reported for 2012. Our full-year results for 2013 were positively affected by increased net interest income primarily due to the strong loan and core deposit growth, a decrease in the provision for loan losses and, to a lesser degree, higher non-interest income. Additionally, the dividends paid on our SBLF preferred stock during 2013 were lower due to the loan growth we achieved under the program. These improvements were partially offset by an increase in non-interest expense primarily due to higher occupancy costs related to our new corporate headquarters in 2013 and professional fees.

Total assets as of December 31, 2013 were a record $769.7 million, compared with $733.9 million at December 31, 2012. Total loans at December 31, 2013 were $602.8 million, compared with $571.4 million at December 31, 2012, while total deposits at December 31, 2013 were $633.4 million, compared to $606.8 million at December 31, 2012.

William D. Moss, President and Chief Executive Officer, stated, "We are pleased with our Company's record earnings performance for the quarter and year. Our fourth quarter results marked the seventeenth consecutive quarter in which we had year over year increases in net income. This earnings growth is reflective of the success we have achieved in driving core earnings while successfully managing credit issues, which has resulted in lower loan loss provisioning. The $14.9 million increase in loans during the quarter funded by continued growth in core deposits will help set the foundation for improved earnings in 2014. Our loan portfolio grew $31.4 million from year-end 2012 while our loan pipeline continues to remain strong. We continue to be diligent in our workout process of either liquidating other real estate owned properties or working with our troubled borrowers to find resolution. During the fourth quarter, our ratio of non-performing assets to total assets declined to 1.14% at December 31, 2013 compared to 1.43% at September 30, 2013."

The Company maintained capital ratios in the fourth quarter of 2013 that were in excess of regulatory standards for well-capitalized institutions. At December 31, 2013, the Company's Tier 1 capital to average assets ratio was 10.40%, Tier 1 capital to risk-weighted assets ratio was 11.99% and total capital to risk-weighted assets ratio was 13.21%. Mr. Moss further noted, "As mentioned last quarter, the loan growth we have achieved under the Small Business Lending Fund program during this year has afforded us the opportunity to lower the dividend rate on our preferred stock to 1% in the third quarter of 2013, which is now fixed at this level for the next 2½ years. I am also pleased to announce that on January 15, 2014, the Board of Directors declared a quarterly cash dividend of $0.02 per share, payable February 28, 2014 to shareholders of record as of February 10, 2014."

Results for the quarter ended December 31, 2013 include:

  a loan loss provision of $200,000 recorded during the fourth quarter, which was $50,000 less than the third quarter 2013 provision and a decrease of $230,000 from the fourth quarter 2012 provision. During the quarter ended December 31, 2013, $664,000 in net charge-offs and write-downs were taken against the allowance for loan losses in connection with three credits, which had been previously fully reserved;

  a $166,000 net increase in other real estate owned ("OREO") and repossessed assets expenses, impairments and sales and loan workout expenses as compared to the same period in 2012.

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended December 31, 2013 totaled $6.8 million, an increase of $113,000, or 1.7%, from the same period in 2012. Average interest-earning assets for the fourth quarter 2013 were $708.1 million, an increase of $37.9 million, or 5.7%, from the same period in 2012, primarily due to increases in both the loan and investment securities portfolios. Our quarterly yield on interest-earning assets declined by 31 basis points from the same period in 2012, as the current prolonged low interest rate environment has continued to exert pressure on asset yields. Our quarterly cost of interest-bearing liabilities declined by 17 basis points from the same period last year due to a combination of lower deposit costs and higher average balances in core checking deposits, which increased $46.3 million, or 24.5%, to $235.3 million. On a linked quarter basis, net interest income increased by $203,000, or 3.1%, from the third quarter of 2013, due principally to the aforementioned increases in the loan and investment securities portfolios. Net interest income for the twelve months ended December 31, 2013 totaled $26.5 million, an increase of $299,000, or 1.1%, over 2012 due primarily to the same year over year items discussed above.

The Company reported a net interest margin of 3.79% for the quarter ended December 31, 2013, representing an increase of 2 basis points when compared to the 3.77% net interest margin reported for the quarter ended in September 30, 2013 but a decrease of 16 basis points when compared to the 3.95% reported for the same three month period in 2012. The decline from last year was primarily the result of the low interest rate environment as well as the timing of a portion of loan growth, which occurred in the latter part of the quarter and will provide for incremental earnings in the first quarter of 2014 and beyond. For the twelve months ended December 31, 2013, net interest margin was 3.84%, a decrease of 24 basis points when compared to 4.08% for the same period in 2012, resulting from the maturity, prepayment or contractual repricing of loans and investment securities in this extended period of low interest rates.

Non-Interest Income

Non-interest income for the quarter ended December 31, 2013 totaled $636,000, a decrease of $70,000, or 9.9%, compared to the same period in 2012. The decrease was principally due to an $118,000 decrease in origination fees resulting from lower loan volume in our residential mortgage department and a $54,000 decrease in net gains from the sale of securities. These decreases were partially offset by an increase of $52,000 in other loan fees due to higher prepayment and exit fees, a $24,000 increase in service charges on deposit accounts and $27,000 in title agency fees. During 2013, Two River and Trident Abstract Title Agency, LLC established TRCB Title Agency, LLC, a joint venture title agency. On a linked quarter basis, non-interest income decreased $45,000, or 6.6%. The main reason for this decrease was due to lower residential mortgage origination fees of $88,000 and a $24,000 decrease in both other loan fees and SBA loan sales. These decreases were partially offset by an increase of $64,000 in net gains from the sale of securities, which includes a gain of $28,500 from the sale of our one pooled trust preferred security coupled with the aforementioned $27,000 increase in title agency fees. For the twelve months ended December 31, 2013, non-interest income increased $76,000, or 2.9%, from the same period in 2012. The increase was largely due to an increase of $210,000 in other loan fees primarily related to higher prepayment and exit fees, an increase of $99,000 in net gains from the sale of securities, an increase of $48,000 in service fees on deposit accounts, the $27,000 title agency fees as well as no credit loss recorded on the one pooled trust preferred security as compared to an $80,000 loss in 2012. These increases were partially offset by a $271,000 decrease in residential mortgage fees resulting from lower origination volume, a $78,000 decrease in gains from the sales of SBA loans and a $26,000 decrease in bank owned life insurance income.

Non-Interest Expense

Non-interest expense for the quarter ended December 31, 2013 totaled $5.0 million, an increase of $11,000, or 0.2%, compared to the same period in 2012. This increase was due primarily to an $166,000 net increase in OREO and repossessed asset expenses, impairments and sales and loan workout expenses along with higher professional fees of $16,000 and an increase of $14,000 in business development expenses. This increase was partially offset by a decrease of $136,000 in data processing expenses, a decrease of $48,000 in occupancy and equipment expenses primarily resulting from expense savings relating to the closure of two branch offices in June 2013. On a linked quarter basis, non-interest expense increased $177,000, or 3.7%, from the $4.8 million reported for the third quarter in 2013. This increase is mainly due to a $193,000 net increase in OREO and repossessed asset expenses, impairments and sales and loan workout expenses, a $51,000 increase in professional fees due to recruitment fees and an increase of $31,000 in occupancy and equipment expenses. These increases were partially offset by a decrease of $51,000 in salary and benefits expenses due to lower mortgage commissions paid, a decrease of $27,000 in data processing fees and a decrease of $20,000 in advertising expenses. For the twelve month period ended December 31, 2013, non-interest expense totaled $20.2 million, an increase of $333,000, or 1.7%, over the same period in 2012, primarily due to increases in occupancy costs relating to our new corporate headquarters and professional fees, which were partially offset by lower data processing costs.

Balance Sheet Activity

As previously noted, total assets as of December 31, 2013 were $769.7 million, an increase of 4.9%, compared to $733.9 million as of December 31, 2012. Total loans as of December 31, 2013 were $602.8 million, an increase of 5.5%, compared to $571.4 million reported at December 31, 2012. Total deposits as of December 31, 2013 were $633.4 million, an increase of 4.4%, compared with $606.8 million as of December 31, 2012. Core checking deposits at December 31, 2013 increased $36.2 million, or 17.5%, when compared to year-end 2012, while savings accounts, inclusive of money market deposits, increased 2.0%. Conversely, higher cost time deposits decreased 15.7% over this same period.

Asset Quality

The Company's non-performing assets at December 31, 2013 decreased to $8.8 million as compared to $10.9 million at September 30, 2013 and $9.2 million at December 31, 2012. Non-accrual loans decreased to $6.0 million at December 31, 2013 as compared to $9.5 million at September 30, 2013 and $7.5 million at December 31, 2012. The decrease of $3.5 million during the fourth quarter was primarily due to two credits totaling $2.0 million which were transferred to OREO and repossessed assets, $2.0 million in payoffs and paydowns as well as $664,000 in write-downs and charge-offs, that were previously fully reserved. These decreases were partially offset by non-accrual additions of $1.2 million in four new credits, all of which are well-secured. There were no loans past due over 90 days and still accruing at December 31, 2013 and September 30, 2013 as compared to $2,000 at December 31, 2012. OREO and repossessed assets increased $1.4 million to $2.8 million as of December 31, 2013 compared to $1.3 million at September 30, 2013 and up $1.0 million from the $1.8 million at December 31, 2012. The increase during the fourth quarter of 2013 was primarily due to the addition of the two credits mentioned above. These increases were partially offset by the sale of one $513,000 property in which the Company recorded a $17,000 loss on the sale, as well as write-downs.

Troubled Debt Restructured loan balances amounted to $15.6 million at December 31, 2013, of which all, but one loan, were performing. This compared to $14.8 million at September 30, 2013 and $9.6 million at December 31, 2012. The increase of $800,000 during the fourth quarter is due to the addition of three loans consisting primarily of residential real estate and consumer loans, all of which are well-collateralized and performing according to their modified terms.

As of December 31, 2013, the Company's allowance for loan losses was $7.9 million as compared to $8.0 million as of December 31, 2012. Loss allowance as a percentage of total loans was 1.31% at December 31, 2013 as compared to 1.40% at December 31, 2012. During the quarter ended December 31, 2013, a loan loss provision of $200,000 was recorded, which was a decrease of $50,000 from the third quarter of 2013 and $230,000 from the fourth quarter of 2012. There were $664,000 of net charge-offs and write-downs during the fourth quarter of 2013, for which the full amount had previously been reserved.

About the Company

Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank currently operates 14 branches throughout Monmouth and Union Counties and 5 Loan Production Offices throughout Monmouth, Middlesex and Union Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," "should," "projects" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; changes in loan and investment prepayment assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2012. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

TWO RIVER BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)

Selected Period End Balances:	December 31, 2013	September 30, 2013	December 31, 2012
Total Assets	$ 769,707	$ 757,217	$ 733,895
Investment Securities and Restricted Stock	77,041	83,257	75,382
Total Loans	602,816	587,875	571,447
Allowance for Loan Losses	(7,872)	(8,336)	(7,984)
Goodwill and Other Intangible Assets	18,252	18,281	18,377
Total Deposits	633,449	625,737	606,770
Repurchase Agreements	18,440	18,553	16,710
Long-term Debt	17,500	13,500	13,500
Shareholders' Equity	95,427	94,707	91,965

Asset Quality Data:	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Nonaccrual loans	$ 6,009	$ 9,526	$ 8,447	$ 9,875	$ 7,472
Loans past due over 90 days and still accruing	--	--	830	--	2
OREO and Repossessed Assets	2,771	1,327	1,574	1,390	1,752
Total Non-Performing Assets	8,780	10,853	10,851	11,265	9,226

Troubled Debt Restructured Loans:
Performing	13,228	12,068	11,648	13,867	9,551
Non-Performing	2,355	2,753	2,753	2,753	--

Non-Performing Loans to Total Loans	1.00%	1.62%	1.60%	1.71%	1.31%
Allowance as a % of Loans	1.31%	1.42%	1.42%	1.42%	1.40%
Non-Performing Assets to Total Assets	1.14%	1.43%	1.48%	1.53%	1.26%

	December 31, 2013			December 31, 2012
Capital Ratios:	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio
Two River Bancorp	10.40%	11.99%	13.21%	10.36%	12.03%	13.28%
Two River Community Bank	10.35%	11.93%	13.15%	10.35%	12.02%	13.27%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

	Three Months Ended			Twelve Months Ended
Selected Consolidated Earnings Data:	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Total Interest Income	$ 7,667	$ 7,473	$ 7,758	$ 30,316	$ 30,836
Total Interest Expense	909	918	1,113	3,799	4,618
Net Interest Income	6,758	6,555	6,645	26,517	26,218
Provision for Loan Losses	200	250	430	910	1,380
Net Interest Income after Provision for Loan Losses	6,558	6,305	6,215	25,607	24,838

Net other-than-temporary impairment charges to earnings	--	--	--	--	(80)
Other Non-Interest Income	636	681	706	2,705	2,709
Total Non-Interest Income	636	681	706	2,705	2,629

Other Non-Interest Expenses	4,974	4,797	4,963	20,180	19,847

Income before Income Taxes	2,220	2,189	1,958	8,132	7,620
Income Tax Expense	806	809	718	2,973	2,805
Net Income	1,414	1,380	1,240	5,159	4,815

Preferred Stock Dividend	30	66	130	261	448

Net Income available to common shareholders	$ 1,384	$ 1,314	$ 1,110	$ 4,898	$ 4,367

Per Common Share Data:
Basic Earnings	$ 0.17	$ 0.16	$ 0.14	$ 0.61	$ 0.55
Diluted Earnings	$ 0.17	$ 0.16	$ 0.14	$ 0.60	$ 0.54
Book Value	$ 10.38	$ 10.24	$ 10.02	$ 10.38	$ 10.02
Tangible Book Value (1)	$ 8.11	$ 7.97	$ 7.71	$ 8.11	$ 7.71
Average Common Shares Outstanding (in thousands):
Basic	8,026	8,074	7,966	8,035	7,950
Diluted	8,190	8,245	8,143	8,184	8,124

Other Selected Ratios:
Return on Average Assets	0.73%	0.73%	0.68%	0.69%	0.69%
Return on Average Tangible Assets (1)	0.75%	0.75%	0.70%	0.71%	0.71%
Return on Average Equity	5.89%	5.81%	5.40%	5.49%	5.36%
Return on Average Tangible Equity (1)	7.29%	7.21%	6.77%	6.82%	6.75%
Net Interest Margin	3.79%	3.77%	3.95%	3.84%	4.08%

(1) Non-GAAP Financial Information. See the "Reconciliation of Non-GAAP Financial Measures" below.

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "tangible book value per common share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

	As of and for the Three Months Ended			As of and for the Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Book value per common share	$ 10.38	$ 10.24	$ 10.02	$ 10.38	$ 10.02
Effect of intangible assets	(2.27)	(2.27)	(2.31)	(2.27)	(2.31)
Tangible book value per common share	$ 8.11	$ 7.97	$ 7.71	$ 8.11	$ 7.71

Return on average assets	0.73%	0.73%	0.68%	0.69%	0.69%
Effect of intangible assets	0.02%	0.02%	0.02%	0.02%	0.02%
Return on average tangible assets	0.75%	0.75%	0.70%	0.71%	0.71%

Return on average equity	5.89%	5.81%	5.40%	5.49%	5.36%
Effect of average intangible assets	1.40%	1.40%	1.37%	1.33%	1.39%
Return on average tangible equity	7.29%	7.21%	6.77%	6.82%	6.75%
CONTACT: William D. Moss, President & CEO
         Two River Bancorp
         732-389-8722 wmoss@tworiverbank.com

         A. Richard Abrahamian, Executive Vice President & CFO
         Two River Bancorp
         732-216-0167 rabrahamian@tworiverbank.com